Exhibit 23.1

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 23, 2024, with respect to the consolidated financial statements of Beyond, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Salt Lake City, Utah
June 10, 2024
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.